PROXY VOTING ALERT

Released to Shareholders:
February 26, 2013

UNITE HERE
275 Seventh Ave.
New York NY 10001

NOTICE OF INTENDED PROXY CONTEST AT ASHFORD HOSPITALITY TRUST

To Fellow Ashford Hospitality Trust shareholders:

I. WE INTEND TO SOLICIT PROXIES IN FAVOR OF A PROPOSAL TO ENSURE THAT ASHFORD'S BOARD CHAIR IS AN INDEPENDENT DIRECTOR

We believe it is in the interest of shareholders of Ashford, a company dependent on related-party transactions, that management is overseen by an independent Board Chair.

This proposal would improve the Board's ability to exercise independent oversight over management tied to these related parties by requiring an independent Board chair. While there is a growing consensus in the US that an independent board chair is a sound business practice, we believe it to be essential in the case of a company so riddled with related-party transactions as is Ashford.

Unfortunately, Ashford has recently taken a significant step backward from a corporate governance perspective, combining the roles of CEO and Chair in early 2013. Under this structure, the CEO is effectively overseeing himself. The volume of related-party transactions at Ashford have increased over the past two years, and during the same time, an IRS audit of one such transaction may result in materially-adverse consequences for shareholders.

We urge you to vote "yes" to increase the level of oversight over management, and increase management accountability at Ashford.

There is a growing consensus on the need for a separate, independent Board Chair:

The percentage of U.S. firms that split the CEO and chairman positions is rapidly growing, reaching 43% of S&P 500 companies in 2012, up from 25 percent in 2002. At S&P 1500 companies separating the roles of CEO and Chair, over 53% of Chairs were considered independent of management in 2011, up 2% from 2010, according to a 2012 study by Institutional Shareholder Service. A majority of Ashford's peers, major US hotel REITs, have non-executive chairs.

Does the separation of Chair and CEO roles affect company performance? A 2012 study by research management firm GMIRatings suggests it might. The study, which examined 180 large-cap firms in North America, found differences in executive compensation practices and risk profile between companies that separated the Chair and CEO roles, and those that did not. Specifically:

*The cost of employing a combined CEO and Chair was 50% higher than the cost of employing a separate CEO and Chair, and 57% higher than the cost of employing a separate and independent CEO and Chair.

*Corporations combining the CEO and chair roles received higher risk ratings by the firm, and were 86% more likely to register as "Aggressive" or "Very Aggressive" in GMI's Accounting and Governance Risk model.

*While firms with combined Chair/CEO roles had higher 1-year returns, firms separating the two roles also posted five-year shareholder returns nearly 28% higher than their counterparts.

ISS has flagged executive compensation issues at Ashford, recommending shareholders take an advisory vote against named executive officers' compensation in May 2012. They note our CEO's compensation and performance were misaligned; our CEO's total compensation more than doubled in a year - 3.34 times the median of its peers - while Total Shareholder Return decreased by 13.4% during the same period.

Combining the role of CEO and Chair represents significant step backward

Until early this year, our board was chaired by Archie Bennett, Jr., a director who was neither independent of the Corporation nor its Chief Executive Officer. He is the father of Montgomery Bennett, Ashford's CEO. He received a base salary of $400,000 (a 33.3% pay increase over a two year period) and a bonus of $340,000 in 2011. Messrs Archie and Montgomery Bennett are 100% owners of Remington Lodging, the "primary property manager" for Ashford. As a hotel ownership company, Ashford depends on the manager it contracts to run its hotels in order to achieve returns.

In 2009, we proposed an identical resolution for a separate and independent board chair to Ashford shareholders, and won the support of 40% of voting shares. The following year, Ashford appointed an independent lead director.

However, on January 19th, 2013, Ashford took a significant step backwards. Announcing the retirement of Archie Bennett as Chair, CEO Monty Bennett announced he was now Director, Chair and CEO of Ashford. As "Emeritus" Chairman, Archie Bennett will continue to receive a yearly salary of $700,000 for the rest of his life, as well as medical, dental, vision, pension, 401(k), accident, disability and life insurance and reimbursement for business expense. All of the unvested equity awards currently held by Mr. Bennett (or entities owned or controlled by him) have become fully vested.

A non-independent chair is overseeing a company with significant related party transactions

The Council of Institutional Investors calls dual Chair/CEO roles "a fundamental conflict of interest." ISS guidelines stress the importance of the Chair's independence where a company engages in significant related party transactions, and Ashford's related party transactions are indeed significant. Ashford Hospitality is party to an exclusivity agreement with Remington Lodging:

The exclusivity agreement requires us to engage Remington Lodging, unless our independent directors either (i) unanimously vote to hire a different manager or developer, or (ii) by a majority vote, elect not to engage Remington Lodging because they have determined that special circumstances exist or that, based on Remington Lodging's prior performance, another manager or developer could perform the duties materially better. As the sole owners of Remington Lodging, which would receive any development, management, and management termination fees payable by us under the management agreement, Messrs. Archie and Monty J. Bennett may influence our decisions to sell, acquire, or develop hotels when it is not in the best interests of our shareholders to do so. (2012 Definitive Proxy Statement, p. 49)

Despite appointing an independent lead director in 2010, the company's reliance on related party transactions has grown. Remington Lodging managed 46.9% of Ashford's legacy hotel properties in 2011, up from 38.9% in 2008. Management fees to Remington Lodging have increased from $10.5 million in 2009 to $13 million in 2011. Further, following the acquisition of 28 hotels from the Highland portfolio in 2011, Remington gained management contracts for 17 of the properties.

Ashford's independent directors are charged with reviewing related party transactions. Now that they report to the CEO, will they become more or less likely to challenge management contracts awarded to a hotel management company owned by the CEO and his father?

One of Ashford's related party transactions has been the subject of an IRS notice of proposed adjustment. The adjustment may have a material adverse effect on the company.

In 2010, the IRS audited one of Ashford's taxable REIT subsidiaries, which owned a controlling stake in two hotels. (IRS statutes allow hotel REITs to lease their properties to a taxable subsidiary, which can in turn earn money from hotel operations, as long as they don't operate the hotel themselves. However, the lease between the REIT and the subsidiary must qualify as arm's-length dealing according to the Internal Revenue Code). As a result of the audit, the IRS issued a notice of proposed adjustment. While Ashford requested an IRS Appeals Office Conference, Ashford could be materially adversely effected should the IRS proposed adjustment prevail:

If the IRS prevails in its proposed adjustment, however, our taxable REIT subsidiary would owe approximately $1.1 million of additional U.S. federal income taxes plus possible additional state income taxes, or we could be subject to a 100% excise tax on our share of the amount by which the rent is held to be greater than the arm's-length rate. In addition, if the IRS were to successfully challenge the terms of our leases with any of our taxable REIT subsidiaries for 2007 and later years, we or our taxable REIT subsidiaries could owe additional taxes and we could be required to pay penalty taxes if the effect of such challenges were to cause us to fail to meet certain REIT income tests, which could materially adversely affect us and the value of our securities. (2012 10-K, p. 29)

Related party transactions are integral to Ashford's operations: the REIT is party to an exclusivity agreement with a hotel operator 100% owned by the CEO and his father, and by virtue of its structure, holds lease agreements with subsidiaries. To serve both the long-term viability of the Company and the interests of shareholders, we believe Ashford should ensure the appointment of a separate and independent Board Chair.

We urge you to vote YES to give our Board greater oversight over management.

II. SHAREHOLDERS ALSO NEED THE ADDED PROTECTION OF AN INDEPENDENT CHAIR GIVEN ASHFORD'S CHARTER AND ITS CHOICE TO INCORPORATE IN MARYLAND

Even though few of Ashford's hotels have ever been located in Maryland, and its headquarters has been in Texas since it began,fn1 Ashford chose to incorporate in Maryland which has some of the worst laws in the country when it comes to shareholder rights. For example, amending the company's charter requires a super-majority vote of 2/3 of the outstanding stock (whereas in Delaware it can be amended by just a majority of the outstanding stock absent shareholders having adopted some supermajority requirement by a vote exceeding the margin in such requirement).fn2 Ashford neglects to mention this supermajority problem when it admits in its 10-K to some of the other obstacles posed by Maryland law and its own charter:

Because provisions contained in Maryland law and our charter may have an anti-takeover effect, investors may be prevented from receiving a "control premium" for their shares.

Provisions contained in our charter and Maryland general corporation law may have effects that delay, defer, or prevent a takeover attempt, which may prevent shareholders from receiving a "control premium" for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our shareholders to receive a premium for their common stock over then-prevailing market prices.

- Ownership limit: The ownership limit in our charter limits related investors, including, among other things, any voting group, from acquiring over 9.8% of our common stock without our permission.

- Classification of preferred stock: Our charter authorizes our Board of Directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting shareholder approval. Our preferred stock issuances could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders' best interests.

Furthermore, Maryland statutory law provides that an act of a director relating to or affecting an acquisition or a potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director. Hence, directors of a Maryland corporation are not required to act in takeover situations under the same standards as apply in Delaware and other corporate jurisdictions.

Other challenges posed by Maryland law for shareholders are that (1) poisons pills are approved via Maryland statute even in circumstances where Delaware courts have found them violative of fiduciary duty;fn3 (2) the officers' and directors' fiduciary standards are weaker in other respects, and they are indemnified in a broader range of circumstances;fn4 (3) shareholders must have assembled support from at least 5% of the outstanding stock before they are allowed access to the list of shareholders used to contact them and obtain their support (Delaware and most states lack any minimum ownership percentage).fn5 These weaknesses of Maryland law provide further reason for Ashford shareholders to need the protection of an independent chair.

III. PROXY VOTING INFORMATION:

We intend to solicit votes for the proposal in a few months using our own proxy card and proxy statement. These probably cannot be sent you until after you receive a proxy statement and card from the Company. The Company's proxy card may not include our proposal.

IF YOU SUPPORT OUR PROPOSAL, DO NOT SEND BACK A PROXY CARD TO MANAGEMENT UNLESS IT INCLUDES OUR PROPOSAL. WAIT UNTIL YOU RECEIVE OUR PROXY CARD.

READ OUR PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. YOU CAN OBTAIN THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FROM US (CONTACT INFO BELOW) OR READ THEM ON THE SEC WEBSITE (www.sec.gov/edgar), BOTH WITHOUT CHARGE.

We intend to solicit at least a majority of the voting power of the outstanding stock. The Company's annual shareholders meeting generally occurs the third week of May, generally at a hotel near the company's headquarters in Dallas, Texas. Our proposal is a binding resolution that would, if approved, amend our Company's bylaws.fn6.

IV. PARTICIPANTS IN PROXY SOLICITATION:

This solicitation is conducted by UNITE HERE, which owns 765 shares of Ashford Hospitality stock and represents workers at four hotels owned by Ashford for collective bargaining purposes. There is a long-standing labor dispute at the Ashford-owned Sheraton Anchorage Hotel in Alaska. We do not seek your support in labor matters. UNITE HERE will vote each proxy card it receives in accordance with the shareholder's instructions. UNITE HERE will not seek any discretionary voting authority for the shareholders meeting: rather, it will vote stock solely as directed by the shareholder. UNITE HERE will bear all solicitation costs (anticipated at $10,000) and will not seek reimbursement from the Company.

V. MORE INFORMATION ON ASHFORD'S BOARD OF DIRECTORS:

We incorporate by reference the information on board members disclosed in Ashford's 2012 Definitive Proxy Statement, (dated April 10, 2012) as well as its 8-K Form filed December 26, 2012.

VI. TEXT OF OUR PROPOSAL:

RESOLVED, that the following be added to Article III, Section 10 of Ashford Hospitality Trust's ("Corporation") Bylaws:

A. The Chairman of the Board shall be a director who is independent from the Corporation.

B. For purposes of this Bylaw, "independent" has the meaning set forth in the New York Stock Exchange ("NYSE") listing standards.fn7 If the Corporation's common stock is listed on another exchange and not on the NYSE, such other exchange's definition of independence shall apply.

C. The Board of Directors shall assess semi-annually whether a Chairman who was independent at the time he or she was elected is no longer independent. If the Chairman is no longer independent, the Board of Directors shall select a new Chairman who satisfies the requirements of this Bylaw within 60 days of such assessment.

D. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted. The Board shall terminate any such contractual obligation as soon as it has the legal right to do so.

E. Notwithstanding any other Bylaw, the Board may not amend the above without shareholder ratification.

F. Each of the above provisions is severable.

IT IS FURTHER RESOLVED that if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.

*

FOR MORE INFORMATION, CONTACT Courtney Alexander, UNITE HERE, at calexander@unitehere.org, or (202) 661-3679.

--------------------
Fn1: As of its most recent 10K, Ashford had 96 hotels with 20,656 rooms. It had just 3 hotels in MD with a total of 419 rooms, but 16 properties in FL with 3730 rooms, 14 properties in CA with 3404 rooms, 9 properties in Texas with 1936 rooms, 7 properties in VA with 1817 rooms, 7 properties in GA with 755 rooms, and 4 properties in AZ with 927 rooms.

Fn2: Compare Maryland Code 2-604(e) with Del. Code section 242(b)(1).

Fn3: Compare Maryland Code 2-201(c) and 2-405.1(d) with Quickturn Design Sys., Inc. v. Shapiro, 721 A.2d 1281 (Del. 1998). Ashford does not currently have a poison pill but none is precluded by its charter or bylaws.

Fn4: Section 2-405.1 (d) states: "Limitations of duty. -- The duty of the directors of a corporation does not require them to:
(1) Accept, recommend, or respond on behalf of the corporation to any proposal by an acquiring person as defined in section 3-801 of this article; [as one Maryland management lawyer explains, this means "a director can 'just say no'": James J. Hanks, Jr., Esq. "Comparison of the Principal Provisions of the Delaware and Maryland Corporation Statutes" (Venable LLP 2011) available at venable.com]
(2) Authorize the corporation to redeem any rights under, modify, or render inapplicable, a stockholder rights plan;
(3) Elect on behalf of the corporation to be subject to or refrain from electing on behalf of the corporation to be subject to any or all of the provisions of Title 3, Subtitle 8 of this article;
(4) Make a determination under the provisions of Title 3, Subtitle 6 or Subtitle 7 of this article; or
(5) Act or fail to act solely because of:(i) The effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation; or (ii) The amount or type of any consideration that may be offered or paid to stockholders in an acquisition."
Attorney Hanks' article also explains the broader indemnification available under Maryland law than Delaware law and concludes Maryland "considerably more favorable" to directors and officers.

Fn5: Compare Del. Code section 220 and Maryland Code section 2-513.

Fn6: However, if some legal obstacle existed to the proposal being binding (of which after diligent inquiry of counsel we are unaware), then the proposal would be a precatory one.

Fn7: While we don't think shareholders are unaware of this, out of an abundance of caution we disclose that the NYSE independence standard declares as non-independent any director who is an executive of the company or has been one within the past three years, or has other material business relationships with the company (please note that none of the current Ashford board members other than those already discussed in this statement appear to have such relationships). The full standard is at <http://nysemanual.nyse.com/lcm>.